UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2019

INPIXON

(Exact name of registrant as specified in its charter)

Nevada	001-36404	88-0434915
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2479 E. Bayshore Road, Suite 195 Palo Alto, CA	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 702-2167

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Note Purchase Agreements

On February 8, 2019, Inpixon (the “Company”) entered into a global amendment (the “Global Amendment”) to (i) that certain Note Purchase Agreement, dated as of October 12, 2018 (“Purchase Agreement #1”), under which the Company issued to the Note Holder (as defined below) an unsecured promissory note in an aggregate principal amount of $2,520,000.00 due on or before the date that is twelve months from the issuance date, and (ii) that certain Note Purchase Agreement, dated as of December 21, 2018 (“Purchase Agreement #2,” and together with Purchase Agreement #1, the “Purchase Agreements”), under which the Company issued to the Note Holder an unsecured promissory note in an aggregate principal amount of $1,895,000.00 due on or before the date that is ten months from the issuance date, both between the Company and an institutional investor (the “Note Holder”).

Pursuant to the terms of the Global Amendment, the phrase “by cancellation or exchange of the Note, in whole or in part” was deleted from Section 8.1 of the Purchase Agreements. The Company also agreed to pay the Note Holder’s fees and other expenses in an aggregate amount of $80,000.00 (the “Fee”) in connection with the preparation of the Global Amendment by adding $40,000.00 of the Fee to the outstanding balance of each of the notes issued pursuant to the Purchase Agreements.

The description of the Global Amendment is qualified in its entirety by the full text of the Global Amendment, a copy of which is attached herewith as Exhibit 10.1, which is incorporated herein by reference.

Amendment to Sysorex Loan Documents

On February 4, 2019, the Company and Sysorex, Inc. (“Sysorex”) entered into a first amendment agreement (the “First Amendment Agreement”) to that certain Note Purchase Agreement, dated as of December 31, 2018, between the Company and Sysorex (the “NPA”), and that certain Secured Promissory Note issued to the Company by Sysorex on December 31, 2018 (the “Note,” together with the NPA, the “Sysorex Loan Documents”). Pursuant to the terms of the First Amendment Agreement, the Sysorex Loan Documents were amended to increase the maximum principal amount that may be outstanding at any time under the Note from $3,000,000.00 to $5,000,000.00.

The description of the First Amendment Agreement is qualified in its entirety by the full text of the First Amendment Agreement, a copy of which is filed herewith as Exhibit 10.2, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this current report on Form 8-K, to the extent required by this Item 2.03, is incorporated herein by reference.

Item 8.01	Other Events.

As of February 8, 2019, the Company has issued and outstanding (i) 4,695,277 shares of common stock, (ii) 1 share of Series 4 Convertible Preferred Stock which is convertible into 202 shares of common stock, and (iii) 2,254 shares of Series 5 Convertible Preferred Stock which are convertible into approximately 676,877 shares of common stock (subject to rounding for fractional shares).

On January 24, 2019, the American Arbitration Association issued an award in the total amount of $1,156,840.25 plus accrued and unpaid interest at the rate of $194.66 per day beginning as of April 18, 2018 through the date of payment (the “Award”) in favor of Atlas Technology Group, LLC (“Atlas”) following the arbitration proceedings arising out of an engagement agreement, dated September 8, 2016, by and between Atlas and the Company (including its subsidiaries) (the “Engagement Agreement”). Pursuant to that certain Arbitration Award Reduction and Payment Agreement, dated January 17, 2019, by and among the Company, Sysorex and Atlas, Atlas agreed to (a) reduce the Award by $275,000 resulting in a “Net Award” and (b) accept, at the Company's option, a number of freely tradeable shares of common stock of the Company in satisfaction of the Award equal to 120% of the Net Award divided by the “minimum price” as defined under Nasdaq Listing Rule 5635(d).

In connection with Sysorex’s spin-off from the Company, the Company and Sysorex each agreed pursuant to the terms and conditions of that certain Separation and Distribution Agreement, dated August 7, 2018, as amended, that each party following the spin-off would share the costs and liabilities related to the arbitration action arising from the Engagement Agreement. As a result, Sysorex is obligated to indemnify the Company for half of the total amount paid by the Company to satisfy the Award.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Global Amendment, dated February 8, 2019.
10.2	First Amendment Agreement, dated as of February 4, 2019, between Inpixon and Sysorex, Inc.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Global Amendment, dated February 8, 2019. (1)
10.2	First Amendment Agreement, dated as of February 4, 2019, between Inpixon and Sysorex, Inc. (1)

(1)	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPIXON

Date: February 8, 2019	By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	Chief Executive Officer

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